Exhibit 4.7

EXECUTION COPY

SECOND SUPPLEMENTAL INDENTURE

ABBOTT MEDICAL OPTICS INC.

(FORMERLY ADVANCED MEDICAL OPTICS, INC.)

AND

U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

Second Supplemental Indenture
Dated as of February 26, 2009

Supplementing the Indenture
Dated as of June 13, 2006

3.25 % Convertible Senior Subordinated Notes due 2026

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of February 26, 2009, between Abbott Medical Optics Inc., a Delaware corporation (formerly Advanced Medical Optics, Inc.) (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), under the Indenture, dated as of June 13, 2006, as amended and supplemented by the First Supplemental Indenture, dated as of August 15, 2006 (as amended and supplemented, the “Indenture”).  Terms used herein but not otherwise herein defined have the meanings assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture providing for the issuance by the Company of 3.25% Convertible Senior Subordinated Notes due 2026 (the “Notes”);

WHEREAS, the Company is a party to an Agreement and Plan of Merger, dated as of January 11, 2009 (as amended and supplemented from time to time, the “Merger Agreement”), by and among Abbott Laboratories, an Illinois corporation (“Abbott”), Rainforest Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Abbott (the “Purchaser”), and the Company, pursuant to which the Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a direct wholly-owned subsidiary of Abbott;

WHEREAS, the Merger became effective at 4:35 p.m., Eastern time, on February 26, 2009 (the “Effective Time”) and, from and after the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock owned by the Company, Abbott, the Purchaser (prior to the Merger) or any of their respective subsidiaries and Common Stock held by dissenting holders of Common Stock who properly exercise appraisal rights under Delaware law), by virtue of the Merger and without any action on the part of the holders of the Common Stock, was cancelled in exchange for the right to receive $22.00 per share, net to the seller in cash, without interest and subject to any withholding taxes;

WHEREAS, Section 15.06(a) of the Indenture provides that in connection with the Merger the Company shall execute with the Trustee a supplemental indenture providing for the conversion and settlement of Notes as set forth in the Indenture;

WHEREAS, Section 15.06(b) of the Indenture provides that the Conversion Value with respect to each $1,000 principal amount of Notes tendered for conversion on or after the second Trading Day immediately preceding the effective date of the Merger shall be calculated based on the kind and amount of consideration receivable by a holder of Common Stock holding, immediately prior to the Merger, a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the Merger;

WHEREAS, Section 11.01(a) of the Indenture provides that the Company, when authorized by the resolutions of the Board of Directors, and the Trustee may, from time to time, and at any time enter into a supplemental indenture without the consent of the holders of the Notes to make provision with respect to the conversion rights of the holders of Notes;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Board of Directors of the Company authorizing the execution of this Second Supplemental Indenture and (ii) the Officers’ Certificate and the Opinion of Counsel described in Section 11.05 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01. Conversion Value. Subject to and upon compliance with the provisions of the Indenture, the Conversion Value with respect to each $1,000 principal amount of Notes tendered for conversion on or after the second Trading Day immediately preceding the effective date of the Merger shall be fixed at an amount in cash equal to equal to $369.0962 per $1,000 principal amount.

SECTION 1.02. Settlement Upon Conversion. Upon conversion of any Note, subject to and upon compliance with the provisions of the Indenture, as supplemented hereby, the Company shall satisfy the Conversion Obligation by payment and delivery of cash in an amount equal to the aggregate Conversion Value of the Note(s) so converted.

SECTION 1.03. Effectiveness. This Second Supplemental Indenture will become effective and operative and binding upon each of the Company, the Trustee and the holders of the Notes as of the day and year first above written.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01. Reference to and Effect on the Indenture. On and after the date of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Second Supplemental Indenture unless the context otherwise requires. The Indenture, as supplemented by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 2.02. Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 2.03. Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Second Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Second Supplemental Indenture.

SECTION 2.04. Trustee Disclaimer; Trust. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

SECTION 2.05. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

SECTION 2.06. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.07. Severability. In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, including any amendment or waiver that, pursuant to Section 11.02 of the Indenture, requires the consent of each holder affected, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the date hereof.

ABBOTT MEDICAL OPTICS INC. (FORMERLY ADVANCED MEDICAL OPTICS, INC.)

By:	/s/ James V. Mazzo
Name:	James V. Mazzo
Title:	Chairman and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President